Exhibit 1.2

Fifth Amendment to Registration Rights Agreement

The undersigned parties hereby agree that the Registration Rights Agreement dated as of May 27, 1993 and amended by instruments dated November 20, 1995, September 4, 2002, December 5, 2003 and August 8, 2006 (the “Agreement”), by and among Tanger Factory Outlet Centers, Inc. (the “Company”), Tanger Family Limited Partnership and Stanley K. Tanger (the “Rightholders”) is amended and modified as follows:

1.           The Rightholders will not exercise any “piggy-back” registration rights any of them may have with respect to, and waive any right they may have or have had to receive notice of, (i) the filing by the Company and Tanger Properties Limited Partnership (the “Limited Partnership”) of a Registration Statement (the “Registration Statement”) on Form S-3 which became automatically effective as of July 2, 2009 when it was filed (but only with respect to the initial filing of the Registration Statement and the 2009 Common Share Offering as defined below), (ii) the filing by the Company of a preliminary prospectus supplement, dated August 10, 2009, to the base prospectus included in the Registration Statement relating to the offering by the Company of common shares (the “2009 Common Share Offering”) or any amendments or supplements thereto, (iii) the filing by the Company of a final prospectus supplement or any “free writing prospectus” (as defined in Rule 405 under the Securities Act of 1933) relating to the 2009 Common Share Offering or any amendments or supplements thereto, (iv) the issuance and sale by the Company of common shares in connection with the 2009 Common Share Offering and (v) any “piggy-back” registration rights that may have arisen from November 21, 1995 through the date hereof.

2.           The Company agrees that the Rightholders shall have the right to make one additional Demand Registration (as defined in the Agreement) bringing the total number of Demand Registrations available under the Agreement to five (5) and that the Company will pay all Registration Expenses (as defined in the Agreement) with regard to such additional Demand Registration.

3.           The Rightholders do not hereby waive notice of, or any registration rights with respect to, any other Registration Statement for the Company’s securities and do not hereby waive or release their rights to demand registration of the Company’s securities which they have pursuant to Section 3 of the Agreement including the November 20, 1995, the September 4, 2002, December 5, 2003 and the August 8, 2006 amendments thereto.

Dated: August 10, 2009

TANGER FAMILY LIMITED PARTNERSHIP

By: /s/ Stanley K. Tanger
           STANLEY K. TANGER, its General Partner

 /s/ Stanley K. Tanger
STANLEY K. TANGER

/s/ Steven B. Tanger
STEVEN B. TANGER

Acknowledged and Agreed to by:

TANGER FACTORY OUTLET CENTERS, INC.

By: /s/ Frank C. Marchisello
    FRANK C. MARCHISELLO